STOCK PURCHASE AGREEMENT


THIS STOCK PURCHASE AGREEMENT (the "Agreement"), is made and entered into as of the 7th day of November, 2005, by and among ITECHEXPRESS, INC., a corporation organized and existing under the laws of the State of Nevada (the "Buyer"), DRUG CONSULTANTS, INC., a corporation organized and existing under the laws of the State of California (the "Company"), SENIOR HOSPITALITY CORPORATION, a nonprofit public benefit corporation organized and existing under the laws of the State of California ("SHC"), and CARL E. ROWE, a married individual ("Rowe" and together with the Company and SHC, collectively, the "Sellers").

                       W I T N E S S E T H:

      WHEREAS, SHC owns and holds all of the issued and outstanding shares of the capital common stock of the Company (the "Company Shares"); and

      WHEREAS, Buyer desires to acquire the Company, and SHC wishes to sell and transfer to the Buyer all of the Company Shares owned by it, in accordance with and subject to the terms and conditions set forth herein;

      WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which Buyer will purchase from SHC all of the issued and outstanding Company Shares in consideration for the purchase price set forth in Section
2.2 of this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:


                            ARTICLE 1

                           DEFINITIONS

1.1 Definitions. The following words shall have the respective meanings given to them in this Article 1.

     1.1.1 "Accounts Receivable" has the meaning set forth in Section 3.8 of this Agreement.

     1.1.2 "Action" has the meaning set forth in Section 3.11 of this Agreement.

     1.1.3 "Affiliate" means with respect to any Person, any other Person which is controlling, controlled by, or under common control with, directly or indirectly, the Person referred to, and, if the Person referred to is a natural Person, any member of such Person's immediate family. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     1.1.4 "Agreement" means this Agreement as executed on the date hereof and as amended or supplemented in accordance with the terms hereof, including all Schedules and Exhibits attached hereto.

     1.1.5 "Business" means any and all business activities in which the Company is engaged, as such business has been and is conducted by the Company on the date hereof and as of the Effective Time.

     1.1.6 "Business Days" has the meaning set forth in Section 1.2.1(i) of this Agreement.

     1.1.7 "Buyer" has the meaning set forth in the Preamble to this Agreement.

     1.1.8 "Cap" has the meaning set forth in Section 9.8(b) of this Agreement.

     1.1.9 "Cash Payment" has the meaning set forth in Section 2.2 of this Agreement.

     1.1.10 "Closing" means the consummation of the transactions contemplated by this Agreement, as provided for in Section 2.3 of this Agreement.

     1.1.11 "Closing Balance Sheet" means the Financial Statements of the Company as of the Closing.

     1.1.12 "Closing Date" means the date on which the Closing occurs in accordance with this Agreement.

     1.1.13 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     1.1.14 "Company" has the meaning set forth in the Recitals to this Agreement.

     1.1.15 "Company Shares" means the shares of the Company's common stock to be sold by SHC to Buyer hereunder.

     1.1.16   "Confidential Information" has the meaning set forth in Section
6.1 of this Agreement.

     1.1.17 "Contract" means any written contract, agreement, arrangement, understanding, lease, indenture, mortgage, deed of trust, evidence of indebtedness, commitment or instrument, open purchase order or offer, to which the Company is a party or by which it or any of its assets is bound.

     1.1.18 "Effective Time" means the effective time of the Closing, which shall be deemed to be as of 12:01 a.m. Pacific Time on the Closing Date.

     1.1.19 "Employment Agreements" means (a) a part-time consulting agreement for Rowe for a period of twelve (12) months, at a salary of $8,000 per month, in such form as the Parties shall mutually agree at or prior to the Closing for a period of not less than twelve (12) months following the Closing; and (b) that certain employment agreement, dated October 26, 2004, for Teodoro Eguia, to serve as Account Manager for the Company, which Buyer will continue in full force and effect on and after the Closing.

     1.1.20 "Environmental Claim(s)" means all Actions, Liens, or Orders asserted by a Person other than Buyer, any of Sellers, or any of its Affiliates, and arising out of any violation or alleged violation of any Environmental Laws or Environmental Permits, including, but not limited to,
(i) any and all Actions, Liens, or Orders asserted by a Government for enforcement, cleanup, removal, response, closure, remedial or other actions, or damages pursuant to any applicable Environmental Laws or Environmental Permits, and (ii) any and all Actions, Liens, or Orders asserted by a Person other than Buyer, any of Sellers, or any of its Affiliates, arising out of any violation or alleged violation of any Environmental Laws or Environmental Permits, seeking damages, contribution, indemnification, cost recovery, compensation, private or Governmental enforcement, or injunctive relief resulting from Hazardous Materials.

     1.1.21 "Environmental Law" means all applicable laws, statutes, enactments, orders, regulations, rules and ordinances of any Government relating to pollution or protection of human health, safety, the environment, natural resources or laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, release, transport, disposal or handling of Hazardous Materials.

     1.1.22 "Environmental Permits" means all permits, registrations, approvals, licenses, filings and submissions to any Government or other authority required by or made by or on behalf of the Company under or pursuant to any Environmental Law.

     1.1.23 "Environmental Property" means any assets or real property currently or previously owned, leased, operated or used by the Company or any Affiliate thereof to the extent liability for an Environmental Claim could be asserted against the Company under any applicable Environmental Law.

     1.1.24 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     1.1.25 "Financial Statements" means (a) the unaudited balance sheets of the Company as of December 31, 2004; (b) the unaudited balance sheets of the Company for the fiscal quarters ended March 30, 2005, and June 30, 2005 (the "Interim Financial Statements"); and (c) the related unaudited annual and quarterly statements of earnings, stockholders' equity, changes in financial position and cash flows for the respective periods then ended, together, as to all the foregoing, with any notes or schedules thereto.

     1.1.26 "GAAP" means the accounting principles generally accepted in the United States, including as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, applied consistently throughout the periods involved.

     1.1.27 "Government" means the United States of America, any state, any possession, territory, local, county, district, city or other governmental unit or subdivision, and any branch, entity, agency, or judicial body of any of the foregoing.

     1.1.28 "Hazardous Materials" means any chemicals, materials, other substances or wastes, in any amount or concentration, which are "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, and/or which are defined or regulated as dangerous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous or as a pollutant or contaminant, in each case under any applicable Environmental Law.

     1.1.29 "Income Taxes" means any Tax imposed upon or measured by net income or gross income (excluding any Tax based solely on gross receipts) including any interest, penalty, or additions thereto, whether disputed or not.

     1.1.30 "Indemnified Person" means a person entitled to indemnification pursuant to Article 9 of this Agreement.

     1.1.31 "Indemnifying Party" means the party required to indemnify and hold harmless such Indemnified Person.

     1.1.32 "Intellectual Property" means all intellectual property owned or used by the Company, including, without limitation, all:

          (a) inventions, models, designs, developments, ideas, concepts, shop rights, proprietary processes and formulae, and items of proprietary know-how, information or data whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending patent application or applications;

          (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications;

          (c) national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application;

          (d) trademarks, service marks, trade dress, logos, trade names, domain names, business names and corporate names, whether or not registered, including all common law rights and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, and the trademark offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions,

          (e) copyrights (registered or otherwise), copyrighted works, mask works, derivative works, and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions;

          (f) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, programs, documentation and other materials related thereto;

          (g) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice);

          (h) whether or not confidential, technology (including know-how and show-how), manufacturing and production process and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, projections, market studies, pricing and cost information, business and marketing plans and prospects, customer and supplier lists and information;

          (i) copies and tangible embodiments of all of the foregoing, in whatever form or medium;

          (j) rights to obtain and rights to apply for patents, to claim priority to earlier-filed patent applications, and to register trademarks and copyrights;

          (k) rights to sue and recover and retain damages and costs and attorneys' fees for any present or past infringement of any of the intellectual property rights set forth above;

          (l) all intangible rights, in whatever form, recognized as protectable intellectual property under the laws of any country; and

          (m) all the goodwill associated with any of the foregoing, and licenses, sublicenses, assignments, and agreements in respect of any of the foregoing, in each case which are owned, used, licensed or assigned by or to the Company.

     1.1.35   "IRS" means the United States Internal Revenue Service.

     1.1.36 "Knowledge" or "best knowledge" means actual knowledge by only Rowe and Phillip C. Saucedo of facts or other information, after having made
(a) due inquiry of any other Person who is primarily responsible for, and/or the primary custodian of records pertaining to, the subject matter as to which such knowledge is being asserted, and (b) due investigation of all files and records in their possession or control and pertaining to the subject matter as to which such Knowledge is being asserted. The words "know," "knowing" and "known" shall be construed accordingly.

     1.1.37 "Law" means any statute, law, ordinance, decree, order, injunction, rule, directive, or regulation of any Government or quasi-governmental authority, and includes rules and regulations of any regulatory or self-regulatory authority compliance with which is required by any such statute, law, ordinance, decree, order, injunction, rule, directive, or regulation.

     1.1.38 "Leased Real Property" has the meaning set forth in Section 3.12(b) of this Agreement.

     1.1.39 "Liabilities" or "Liability" means all debts, adverse claims, liabilities and/or obligations, direct, indirect, absolute or contingent, liquidated or unliquidated, whether accrued, vested or otherwise, and whether or not reflected or required to be reflected on the financial statements of the Company.

     1.1.40 "Lien" means any lien, security interest, mortgage, indenture, deed of trust, pledge, charge, adverse claim, easement, restriction or other encumbrance, including, without limitation, any Liens arising pursuant to any Environmental Law or in respect of any Tax.

     1.1.41 "Losses" means any damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, and costs and expenses, including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation, reasonable attorneys' fees and costs, and reasonable out of pocket disbursements.

     1.1.42   "Material Adverse Effect" means any material adverse effect on
(a) the Business, properties, assets, liabilities, profits, operations, results of operations or condition (financial or otherwise) of the Company, or
(b) the authority or ability of SHC, the Company, or Rowe to perform their respective obligations under this Agreement, but shall not be deemed to include (i) any adverse changes resulting from general economic, regulatory or political conditions, (ii) circumstances that affect the healthcare registry industry in which the Company operates generally, or (iii) any other event or occurrence which would customarily be considered to be force majeure in contracts of this type.

     1.1.43 "Material Contracts" has the meaning set forth in Section 3.19(a) of this Agreement.

     1.1.44   "Non-Income Taxes" means any Taxes other than Income Taxes.

     1.1.45 "Note" has the meaning set forth in Section 2.2 of this Agreement.

     1.1.46 "Order" means an order, writ, injunction, or decree of any court or Government.

     1.1.47 "Ordinary Course" means, with respect to the Business of the Company, only the ordinary course of commercial operations customarily engaged in by the Company consistent with the Company's prior practices, and specifically does not include (a) any activity (i) involving the purchase or sale of the Company or of any product line or business unit of the Company,
(ii) involving modification or adoption of any Plan, or (iii) which requires approval by the board of directors or shareholders of the Company, or (b) the incurrence of any material Liability for any tort or any breach or violation of or default under any Contract or Law.

     1.1.48 "Party" or "Parties" means any one or more of the parties to this Agreement, as the context may require.

     1.1.49 "Permitted Liens" means, collectively, (a) Liens that are disclosed in Schedule 1.1.47 attached hereto, (b) Liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings,
(c) Liens for landlords, common carriers, warehousemen, mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of law for amounts which are owed, but not yet delinquent, (d) purchase money security interests relating to the acquisition of goods in the Ordinary Course equal to, or less than, Five Thousand Dollars ($5,000) per individual acquisition, (e) in the case of real property, any matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, agreements and other matters of record, such state of facts of which an accurate survey of the property would reveal, and (f) Liens arising from or related to immaterial indebtedness or capital leases of the Company equal to, or less than, Five Thousand Dollars ($5,000) in each case.

     1.1.50 "Person" shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Government entity (or any department, agency or political subdivision thereof).

     1.1.51 "Plan" means any agreement, arrangement, plan, or policy, whether or not written, that involves (a) any pension, retirement, profit sharing, savings, deferred compensation, bonus, stock option, stock purchase, phantom stock, health, welfare, or incentive plan; or (b) welfare or "fringe" benefits, including without limitation vacation, holiday, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, or other benefits; or (c) any employment, consulting, engagement, or retainer agreement.

     1.1.52 "Pledge Agreement" has the meaning set forth in Section 2.2 of this Agreement.

     1.1.53 "Purchase Price" has the meaning given to it in Section 2.2 of this Agreement.

     1.1.54 "Real Property" means, collectively, the real property owned by the Company and the Leased Real Property.

     1.1.55 "Sellers" has the meaning set forth in the Preamble to this Agreement.

     1.1.56 "Sponsor" means any employer who is participating (or who has participated) in any Plan.

     1.1.57 "Tax" or "Taxes" means all taxes, charges, fees, levies, or other like assessments, including without limitation, all federal, possession, state, city, county and foreign (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including Social Security, unemployment insurance and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, customs, duties, ad valorem, value added and excise taxes; pension guaranty and other similar premiums; and any other Government charges of the same or similar nature; including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person. Any one of the foregoing Taxes shall be referred to sometimes as a "Tax."

     1.1.58 "Tax Returns" means all reports, estimates, declarations, claims for refund, information statements and returns relating to or required by Law to be filed by the Company in connection with any Taxes, and all information returns (e.g., Form W-2, Form 1099) and reports relating to Taxes and Taxes payable by, pursuant to, or in connection with, any Plans, including any amendment or supplement thereof. Any one of the foregoing Tax Returns shall be referred to sometimes as a "Tax Return."

1.2   Interpretation and Accounting Terms.

     1.2.1   Interpretation.

          (a) Whenever in this Agreement the terms "include," "includes," "including," and derivative or similar words, are used, they shall be construed to be followed by the phrase "without limitation".

          (b) Whenever in this Agreement the term "agreement" is used, it shall be deemed to refer to binding agreements, commitments, leases, contracts, contract rights, licenses and sublicense agreements, quotations, purchase orders, customer orders, work orders and other executory rights.

          (c) Wherever in this Agreement a statute or other piece of legislation is referenced, such reference shall be deemed to include any and all amendments thereto, as well as any successor legislation which may be adopted subsequent to the date of this Agreement, and covering the same subject matter or the referenced statute or legislation.

          (d) Whenever in this Agreement the term "party to" is used in regard to an agreement, it shall be construed as meaning "party to or bound by".

          (e) Wherever in this Agreement reference is made to a Schedule "hereof", or "attached hereto", the contents of such Schedule shall be deemed to be incorporated into this Agreement by reference, as an integral part of this Agreement.

          (f) The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

          (g) Each reference in this Agreement to an Article, Paragraph, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article, Paragraph or Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively.

          (h) Whenever in this Agreement the terms "hereof," "herein," "hereby," or derivative or similar words are used, such terms refer to this entire Agreement.

          (i) All references herein to "days" in this Agreement are to consecutive calendar days unless the term "Business Days" (defined as days, other than Saturdays, on which banks in Moreno Valley are open to the general public) is specified.

          (j) The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, strictly neither for nor against any Party hereto, and without implying a presumption that the terms thereof shall be more strictly construed against one Party by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its representatives prepared the same, it being agreed that representatives of both Parties have participated in the preparation hereof.

          (k) Whenever in this Agreement the singular is used, it shall include the plural if the context so requires, and whenever the masculine gender is used in this Agreement, it shall be construed as if the masculine, feminine or neuter gender, respectively, has been used where the context so dictates, with the rest of the sentence being construed as if the grammatical and terminological changes thereby rendered necessary have been made.

          (l) The disclosure of an item on a Schedule shall constitute disclosure for purposes of this Agreement notwithstanding that the Schedule may refer or relate to a certain provision.

1.3 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP, except to the extent otherwise defined by this Agreement.


                            ARTICLE 2

                    COVENANTS AND UNDERTAKINGS

2.1 Purchase and Sale of Shares. Subject to the terms and conditions hereinafter set forth, SHC shall, at Closing, sell, assign, transfer, convey and deliver to Buyer such number of Company Shares as is set forth next to SHC's name on said Schedule 2.1 attached hereto, which Company Shares when so delivered shall be free and clear of all Liens. Such sale, assignment, transfer, conveyance and delivery shall be evidenced by a share certificate duly endorsed in blank.

2.2   Consideration for Sale of Company Shares.   At the Closing, Buyer shall
pay to SHC the aggregate cash purchase price of One Million Eight Hundred Thousand Dollars ($1,800,000) (the "Purchase Price"): of which One Million Six Hundred Thousand Dollars ($1,600,000) shall be paid to SHC in immediately available funds ("Cash Payment") pursuant to Section 8.5 hereof; and of which Two Hundred Thousand Dollars ($200,000) shall be paid pursuant to that certain Secured Promissory Note ("Note") in the form attached hereto at Exhibit A and made a part hereof by this reference according to the following terms: one payment of principal together with accrued but unpaid interest (accruing at the rate of seven percent (7%) per annum) on or before the sixtieth (60th) day following the Closing Date. The Note shall be secured by that certain Stock Pledge Agreement, of even date herewith ("Pledge Agreement"), in the form attached hereto at Exhibit B and made a part hereof by this reference.

2.3 The Closing. The Closing shall take place at such time when each condition to Closing required hereunder herein, including, but not limited to, the condition set forth in Section 8.5 hereof, shall have been fully-complied with or waived, at 10:00 a.m. Pacific time on the Closing Date, at the offices of Best Best & Krieger LLP, 3750 University Avenue, Suite 400, Riverside, California 92501, or at such other time as the Parties may mutually agree in writing. At or before the Closing, Sellers shall deliver or cause to be delivered to Buyer the documents identified in Article 7 and Buyer shall deliver or cause to be delivered to Sellers the documents identified in
Article 8.


                            ARTICLE 3

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Buyer, as of the date of this Agreement and as of the Closing, that the statements contained in this
Article 3, are true and correct except for events, transactions or occurrences expressly contemplated or required by this Agreement.

3.1   Corporate Existence and Power.

          (a) The Company is a corporation validly existing and in good standing under the laws of the State of California. The Company has made available to Buyer true, complete and correct copies of its Articles of Incorporation and Bylaws, as currently in effect.

          (b) The Company has all requisite corporate power and authority to own, lease and use its assets and to transact the Business, and holds all authorizations, franchises, licenses and permits required therefor and all such authorizations, franchises, licenses and permits are valid and subsisting. The Company is in good standing in each of the jurisdiction(s) where it is duly licensed or qualified to do business as a foreign corporation and in any other jurisdiction where such license or qualification is required, and is in good standing in each such jurisdiction, except for jurisdictions where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

          (c) The Company has the corporate power, authority and capacity to execute and deliver this Agreement, to perform the Company's obligations hereunder and in each Exhibit hereto, and to consummate the transactions contemplated hereby and thereby.




3.2   Valid and Enforceable Agreement; Authorization; Non-contravention.

          (a) This Agreement has been duly executed and delivered by the Company, and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting creditors rights.

          (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not require any independent corporate action on the part of any of the Sellers other than SHC.

          (c) Except as disclosed on Schedule 3.2(c) attached hereto, the Company is not a party to, subject to or bound by any Contract, Law or Order which does or would (i) conflict with or be breached or violated or its obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) by the execution, delivery or performance by Sellers of this Agreement, or (ii) prevent the carrying out of the transactions contemplated hereby. No permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any Government or third party is required in connection with the execution, delivery or performance of this Agreement by the Company, or the consummation the Company of the transactions contemplated hereby, except for any such permits, consents, waivers, approvals, authorizations, declarations, filings or registrations the failure of which to obtain would not have a Material Adverse Effect. The transactions contemplated hereby will not result in the creation of any Lien against the Company or any of its properties or assets, nor in the cancellation or modification of any license, agreement or arrangement to which the Company is a party, except for any such cancellations or modifications which would not, individually or in the aggregate, produce a Material Adverse Effect.

3.3   Capitalization and Ownership.

          (a) The authorized capital stock of the Company, and the name, address and holdings of the record holder thereof are set forth in Schedule
2.1 attached hereto. All of the Company Shares were duly authorized and validly issued, and are fully paid and non-assessable without restriction on the right of transfer thereof (other than restrictions on transfer solely pursuant to applicable state and federal securities laws). Except for the Buyer's rights pursuant to this Agreement, or as otherwise set forth on
Schedule 3.3(a) attached hereto, (i) there are no authorized or outstanding
(A) securities of the Company other than the Company Shares, or (B) warrants, preemptive rights, other rights, or options with respect to any securities of the Company, and (ii) neither the Company nor any Seller is subject to any obligation to issue, sell, deliver, redeem, exchange, convert, repurchase, substitute or otherwise transfer, acquire or retire the Company Shares or any other securities of the Company.

          (b) The Company does not have any subsidiaries. Except as set forth on Schedule 3.3(b) attached hereto, the Company does not directly or indirectly own or have any capital stock or other equity interest in any other Person (including, without limitation, any contractual, joint venture, profit sharing or other similar quasi-equity arrangement), and there are no Contracts to effect any of the foregoing to which the Company is a party.

3.4 Financial Statements. Attached hereto as Schedule 3.4 are the Financial Statements. To the Company's Knowledge, the Financial Statements (i) have been prepared from, and are in accordance with, the books and records of the Company consistently applied, (ii) are complete and correct and in accordance with such books and records, and (iii) present fairly the financial position and results of operations of the Company in all material respects at the dates and for the periods indicated.

3.5 Events Subsequent to December 31, 2004. Since December 31, 2004, except as clearly reflected in the Interim Financial Statements or as set forth on Schedule 3.5 attached hereto, there has been no:

          (a) change in the business or condition (financial or otherwise), operations or results of operations of the Company, or to the Company's Knowledge, current prospects, other than changes in the Ordinary Course (which changes have not, individually or in the aggregate, had a Material Adverse Effect);

          (b) damage, destruction or loss, whether covered by insurance or not, affecting the tangible assets of the Company which individually exceeds $25,000 or in the aggregate exceeds $100,000;

          (c) Material Adverse Effect on the Company's relationship with any of its suppliers, customers, distributors, employees, consultants, lessors, licensors, licensees or other third parties;

          (d) declaration, setting aside, or payment of any dividend or any distribution (in cash or in kind) with respect to any securities of the Company;

          (e) sale or direct or indirect redemption, purchase or other acquisition of securities of the Company;

          (f) increase in or commitment to increase compensation, benefits, or other remuneration to or for the benefit of any employee, shareholder, director, officer, or agent of the Company, or any benefits granted under any Plan with or for the benefit of any such employee, director, officer, or agent, except for increases in salary, wages or benefits in the Ordinary Course which individually exceeds $25,000 or in the aggregate exceeds $100,000;

          (g) accrual or arrangement, whether direct or indirect, for, or payment of, bonuses or special compensation of any kind, or any severance or termination pay, to any present or former officer, director, or employee of the Company, other than in the Ordinary Course and provided that any such accrual or arrangement does not individually exceed $25,000 or in the aggregate exceed $100,000;

          (h) labor dispute or activity or proceeding by a labor union or threat thereof or other event or condition of any character that could have a Material Adverse Effect;

          (i) material transaction entered into or carried out by the Company in connection with the Business other than in the Ordinary Course;

          (j) borrowing or incurrence of any indebtedness (including letters of credit and foreign exchange contracts), contingent or otherwise, by or on behalf of the Company or any endorsement, assumption, or guarantee of payment or performance of any such indebtedness or any Liabilities of any other Person by or on behalf of the Company other than in the Ordinary Course and provided that any such borrowing or incurrence of indebtedness does not individually exceed $25,000 or in the aggregate exceed $100,000;

          (k) change made by the Company with respect to its Tax or financial accounting, or the making of any Tax election;

          (l) grant of any Lien (other than a Permitted Liens) with respect to the assets, properties or rights of the Company;

          (m) transfer of any material assets, properties or rights (tangible or intangible) of the Company, other than arm's-length sales, leases, or dispositions in exchange for not less than the fair market value thereof and in the Ordinary Course;

          (n) issuance by the Company of any security, including without limitation any option, warrant or right to receive any security;

          (o) change in the authorized capital or outstanding securities of the Company;

          (p) payment of any obligation or liability (absolute or contingent) by the Company, other than current liabilities reflected in or shown on the Financial Statements and current liabilities incurred in the Ordinary Course;

          (q) change in any accounting methods or practices by the Company (including, without limitation, any change in depreciation or amortization methods, policies, or rates);

          (r) entry into, or amendment, modification, or termination of, any Material Contracts;

          (s) waiver or release of any right or claim of the Company or cancellation of any debts or claims, except in the Ordinary Course and provided that any such waiver or release does not individually exceed $25,000 or in the aggregate exceed $100,000;

          (t) capital expenditure by the Company individually exceeding $25,000 or in the aggregate exceeding $100,000; and

          (u) any agreement by, or board resolution authorizing, the Company to do any of the foregoing items.

3.6   Undisclosed Liabilities.

          (a) To the Company's Knowledge, it does not have any Liabilities, except:

               (i)   those Liabilities identified on the Financial
Statements; or

               (ii) as incurred in the Ordinary Course since the date of the most recent Financial Statements.

          (b) To the Company's Knowledge, except as disclosed herein, there is no currently existing condition or circumstance which would reasonably be expected to result in such a Liability which would have a Material Adverse Effect.

3.7   Taxes.

          (a) The Company has filed, or caused to be filed, on a timely basis all Tax Returns and such Tax Returns are true, correct and complete in all respects. Without limiting the foregoing, none of the Tax Returns contains any position that is, or would be, subject to penalties under Section 6662 of the Code (or any corresponding provisions of state or local Tax law). The Company has not entered into any "listed transactions" as defined in
Section 1.6011-4(b)(2) of the Treasury Regulations, and the Company has properly disclosed all reportable transactions as required by Section 1.6011-4 of the Treasury Regulations.

          (b) Schedule 3.7 attached hereto, lists all Tax Returns for periods up to the Closing Date (whether or not the period ends on such date) that have not been filed on or before the Closing Date. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return.

          (c) All Taxes reflected on any Tax Return have been timely and fully paid when due and there are no grounds for the assertion or assessment of additional Taxes against the Company or its assets.

          (d) The Company has timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, including, but not limited to, amounts required to be withheld under Sections 1441 and 1442 of the Code.

          (e) The Company has filed or caused to be filed with the appropriate Government entity all unclaimed property reports required to be filed and has remitted to the appropriate Government entity all unclaimed property required to be remitted.

          (f) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any assets of the Company.

          (g) The Company is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or other similar agreement.

          (h) The Company (i) is not and never has been a member of an "affiliated group" within the meaning of Section 1504 of the Code; and (ii) does not have any Liability for the Taxes of any Person under Treasury regulation Section 1.1502-6 (or similar provision of state or local law) as a transferee or successor, by contract or otherwise.

          (i) The Company is not a party to or a partner in any joint venture, partnership or other arrangement or contract that is, or could be, treated as a "partnership" for federal income tax purposes.

          (j) The Company has not conducted business outside the State of California in any manner that would subject it to the income tax of a state other than the State of California. The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country, or any other presence in a foreign country, that could subject the Company to income tax in such foreign country.

          (k) Except as set forth in Schedule 3.7 attached hereto, no federal, state, local or foreign Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company.

          (l) Except as set forth in Schedule 3.7 attached hereto, the Company has not received from any federal, state, or local Tax authority (including jurisdictions where the Company has not filed a Tax Return) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice or deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against the Company.

          (m) The Company has not waived any statutes of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (n) True, correct and complete copies of all income Tax Returns, Tax examination reports and statements of deficiencies assessed against, or agreed to with respect to the Company with respect to the last three (3) years with the IRS or any taxing authority have been made available to Buyer.

3.8   Accounts Receivable.   The accounts receivable of the Company
(collectively, the "Accounts Receivable") are (to the extent not yet paid in full) are valid, genuine and existing and arose or will have arisen from bona fide sales of products or services actually made in the Ordinary Course. To the Company's Knowledge and except as disclosed in Schedule 3.8 attached hereto, the Accounts Receivable are not subject to, and the Company has received no notice of, any counterclaim, set-off, defense or Lien with respect to the Accounts Receivable. To the Company's Knowledge, except to the extent of any reserve therefor on the Company's most recent balance sheet prior to the Closing or to the extent paid prior to Closing, the Accounts Receivable are and will at Closing be fully collectible. No agreement for deduction, free goods, discount or deferred price or quantity adjustment has been made with respect to any Accounts Receivable, except in the Ordinary Course.

3.9 Inventories; Consignment. The inventory held by the Company at any location as of the Closing consists of a quantity and quality usable and salable in the Ordinary Course. The Company does not hold any inventory or materials on consignment or have title to any inventory or materials in the possession of others except in the Ordinary Course.

3.10 No Breach of Law or Governing Document. The Company is not (i) in default under or in breach or violation of the material provisions of any Law, or of any provision of its Articles of Incorporation or Bylaws, or (ii) the material provisions of any Government permit, franchise, or license, which breach or violation of such permit, franchise, or license would have a Material Adverse Effect on the Company. Neither the Company nor Rowe has received any notice alleging such default, breach or violation. Neither the execution of this Agreement nor any Related Agreement, nor the Closing, does or will constitute or result in any such default, breach or violation.

3.11   Litigation.

          (a) Except as set forth in Schedule 3.11 attached hereto, there is no suit, claim, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), Government or grand jury investigation, or other action (any of the foregoing, an "Action"), pending or, to the Company's Knowledge, threatened, anticipated or contemplated, against the Company (or against any of SHC and Rowe solely with respect to the Company or the Business), involving the Business, or involving any of the Company's properties, assets, rights or capital stock, or any of its directors, officers, agents, or other personnel in their capacity as such, including without limitation any Action challenging, enjoining, or preventing this Agreement, or the consummation of the transactions contemplated hereby.

          (b) The Company is not currently and, to the Company's Knowledge, has not been, subject to any Order other than Orders of general applicability.

          (c) The Company is not being and, to Company's Knowledge, has not been threatened to be subject to any Action or Order relating to personal injury, death, or property or economic damage arising from products sold, licensed or leased and services performed by the Company.

3.12   Owned and Leased Real Property.

          (a) There are no interests in real property owned by the Company.

          (b) Set forth in Schedule 3.12(b) attached hereto, is a description of each lease under which the Company is the lessee of any real property ("Leased Real Property"). The Company has made available to Buyer a true, correct and complete copy of each lease identified on Schedule 3.12(b) attached hereto. The premises or property described in such leases are presently occupied or used by the Company as lessee under the terms of such leases. All rentals due under such leases have been paid and there exists no default by the Company or by any other party to such leases under the terms of such leases and no event has occurred which, upon passage of time or the giving of notice, or both, would result in any event of default by the Company or by any other party to such leases, or prevent or limit the Company from exercising and obtaining the benefits of any rights or options contained therein. The Company has all right, title and interest of the lessee under the terms of said leases, free of all Liens other than Permitted Liens and, to the Company's Knowledge, all such leases are valid and in full force and effect.

          (c) To the Company's Knowledge, all improvements located on, and the use presently being made of, the Leased Real Property comply with the material provisions of all applicable zoning and building codes, ordinances and regulations and all applicable fire, environmental, occupational safety and health standards and similar standards established by Law. To the Company's Knowledge, the present use and operation of the Leased Real Property does not constitute a non-conforming use and is not subject to a variance. To the Company's Knowledge, there is no proposed, pending, or threatened change in any such code, ordinance, regulation or standard which would have a Material Adverse Effect on such improvements.

          (d) To the Company's Knowledge, the Leased Real Property and the improvements located thereon are in good condition and repair, ordinary wear and tear excepted.

3.13   Personal Property; Title to Assets.

          (a) Schedule 3.13 attached hereto, sets forth a complete and correct list and brief description of each item of equipment, furniture, fixtures and other tangible personal property owned or leased by the Company and having an individual book value in excess of $50,000.

          (b) Except with respect to leases set forth in Schedule 3.12(b) attached hereto and Schedule 3.14 attached hereto, (or which, by the terms of such Sections, are not required to be set forth in said Schedules), the Company has good and marketable title to and is the sole and exclusive owner of all right, title and interest in and to all of the property used by it or necessary to conducts the Business as presently conducted, including in each case all personal property reflected on the Financial Statements or acquired after the date thereof (except any personal property subsequently sold in the Ordinary Course), free and clear of all Liens except for Permitted Liens.

3.14 Personal Property Leases. Set forth in Schedule 3.14 attached hereto, is a description of each lease having annual lease payments in excess of $50,000 under which the Company is the lessee of any personal property, and including the location of such property. The Company has made available to Buyer a true, correct and complete copy of each lease identified on Schedule
3.14 attached hereto. The property described in such leases is presently used by the Company as lessee in compliance with the terms of such leases. All rentals due under such leases have been paid and there exists no default by the Company or, to the Company's Knowledge, by any other party to such leases under the terms of such leases and no event has occurred which, upon passage of time or the giving of notice, or both, would result in any event of default by the Company or, to the Company's Knowledge, by any other party to such leases, or prevent the Company from exercising and obtaining the benefits of any rights or options contained therein. The Company has all right, title and interest in the leasehold interests of the lessee under the terms of said leases, free of all Liens other than Permitted Liens and all such leases are valid and in full force and effect.

3.15 Necessary Property. The assets owned or leased by the Company constitute all of the property and property rights used or necessary for the conduct of the Business in the manner and to the extent presently conducted by the Company. There exists no condition, restriction or reservation affecting the title to or utility of such assets of the Company which would prevent the Company or Buyer from utilizing such assets, or any part thereof, after the Closing to the same full extent that the Company might continue to do so if the transactions contemplated hereby did not take place.

3.16 Use and Condition of Property; Location. To the Company's Knowledge, all the assets of the Company are in good operating condition and repair, subject to ordinary and normal wear and tear, as reasonably required for its use as presently conducted, and conform in all material respects to all applicable Laws, and no notice of any violation of any Law relating to any of such property or assets has been received by the Company except such as have been fully complied with. No property or assets of the Company, other than inventory in transit or on consignment or bailment, are in the possession of others and the Company does not hold any property, other than inventory on consignment.

3.17 Licenses and Permits. The Company possesses all licenses, permits and other authorizations and Governmental approvals required for the conduct of the Business in the manner in which it is currently being conducted. Each such license or permit is valid and in full force and effect and is not subject to any pending or, to the Company's Knowledge, threatened or contemplated administrative or judicial proceeding to revoke, cancel or declare such license or permit invalid in any respect, except where such action would not have a Material Adverse Effect on the Business. Upon Closing, the Company will have all right and authority to conduct its activities pursuant to such licenses and permits. The Company is in compliance in all respects with such licenses and permits except where such non compliance would have a Material Adverse Effect. No such license or permit has been, or to the Company's Knowledge is threatened to be, revoked, canceled, suspended or materially adversely modified. Neither the execution of this Agreement nor the Closing does or will constitute or result in a material default under or violation of any such license or permit.

3.18   Environmental Matters.

          (a) There is no Environmental Claim pending or, to the Knowledge of the Company, threatened or contemplated, against the Company, or pending, or to the Knowledge of the Company, threatened or contemplated, against any Person whose Liability for such Environmental Claim the Company has or may have incurred, retained, succeeded to, or assumed either contractually, by operation of law or otherwise, relating to the Environmental Property, and the Company has received no notice or other communication from any Governmental agency with respect to any such Liability or alleging or asserting against the Company or any Affiliate thereof any violation of Environmental Law.

          (b) To the Knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the handling, manufacture, treatment, storage, use, generation, release, emission, discharge, presence or disposal of any Hazardous Materials, either collectively, individually, or severally, that could form the basis of any Environmental Claim against the Company, or against any Person whose Liability for any Environmental Claim the Company has incurred, retained, succeeded to, or assumed either contractually, by operation of law or otherwise, relating to the Environmental Property.

          (c) To the Knowledge of the Company, there has been no release of any Hazardous Material on, in, at, under or from the Environmental Property, which would or may result in material Liabilities of or to the Company, and the Company has no Liability for any off-site disposal of any Hazardous Materials which would or may result in material Liabilities of or to the Company.

          (d) To the Knowledge of the Company: (i) there are no above ground or underground storage tanks currently or formerly located on any Environmental Property or which would or may result in Liabilities which would or may result in material Liabilities of or to the Company; and (ii) there are no Hazardous Materials on any Environmental Property which would or may result in Liabilities which would or may result in material Liabilities of or to the Company.

3.19   Contracts and Commitments.

          (a) Schedule 3.19 attached hereto lists each of the Contracts of the Company described below (such Contracts being hereinafter referred to as the "Material Contracts"), true and complete copies of which have been or will be provided to the Buyer:

               (i) any Contract providing for the sale of products or the provision of services, in any such case, by the Company to any other Person with a value reflected on the books of the Company (representing, as applicable, the aggregate value of the money, services, goods, property or products to be expended, transferred or received by the Company) in excess of $25,000;

               (ii) any single Contract providing for an expenditure by the Company in excess of $25,000, or Contracts with the same or affiliated vendor(s) providing for an expenditure by the Company in excess of $50,000;

               (iii) any Contract to sell products or to provide services to third parties which (i) the Company knows is at a price which would result in a net loss on the sale of such products or provision of such services or
(ii) contains terms or conditions which the Company cannot reasonably expect the Company to satisfy or fulfill in all material respects;

               (iv) any Contract pursuant to which the Company is the lessor or sublessor of, or permits any third party to operate, any real or personal property;

               (v) any revocable or irrevocable power of attorney granted to any Person for any purpose whatsoever;

               (vi) any loan agreement, indenture, promissory note, conditional sales agreement, mortgage, security agreement, pledge, letter of credit arrangement, guarantee, endorsement, assumption, indemnity, surety, foreign exchange contract, accommodation or other similar type of Contract;

               (vii) any other Contract which involves (i) a sharing of profits, (ii) future payments of $25,000 individually or $50,000 or more in the aggregate per annum to other persons, or (iii) any joint venture, strategic alliance, partnership or similar Contract;

               (viii) any sales agency, sales representation, consultant, distributorship or franchise Contract that is not terminable unilaterally by the Company without penalty within sixty (60) days;

               (ix) any Contract providing for the payment of any cash or other benefits upon the sale or change of control of the Company or a substantial portion of its assets;

               (x) any Contract prohibiting or limiting competition, prohibiting or limiting the Company from freely engaging in any business anywhere in the world, or prohibiting or limiting the disclosure of trade secrets or other confidential or proprietary information;

               (xi) any Contract not made in the Ordinary Course (irrespective of whether such Contract was permitted to be left off of any other Schedule attached hereto by virtue of the monetary value thereof or otherwise);

               (xii) any Contract pursuant to which the Company has or has agreed to acquire, redeem, repurchase, or dispose of any securities or acquire or dispose of any business, product line or the like;
(xiii) any shareholder agreements or agreements relating to the issuance of any securities of the Company and/or the granting of registration rights with respect thereto; and

               (xiv) to the extent not included within Clauses (i) through (xiii) above, any Contract not made in the Ordinary Course of the Business, or otherwise requiring special authorization by the Company's Board of Directors, regardless of monetary value.

          (b) The Company has not received any notice of any intention to terminate, repudiate, rescind or disclaim any Material Contract.

3.20 Validity of Contracts. Each of the Material Contracts is a valid, binding and enforceable obligation of the Company and, to the Company's Knowledge, the other parties thereto, in accordance with its terms and conditions, , except as enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting creditors rights. Except as set forth on Schedule 3.20 attached hereto, the Company is not, to the extent it would create a current or future Liability of Buyer and/or the Company, the Company has not been, and to the Company's Knowledge, no other party to a Material Contract is, in material breach or violation of or default under any Material Contract, and no event has occurred that, through the passage of time or the giving of notice, or both, would constitute, and neither the execution of this Agreement nor the Closing hereunder do or will constitute or result in, such a breach, violation or default on the part of any party thereto, cause the acceleration of any Liability of the Company or any other party thereto, or the creation of a Lien upon any assets of the Company or the Shares thereby, or require any consent thereunder. The Company has provided or made available to Buyer a true, complete and accurate copy of each Material Contract.

3.21 Intellectual Property. Schedule 3.21 attached hereto sets forth all registered and unregistered Intellectual Property owned or claimed by the Company (excluding non-proprietary information, know-how or processes otherwise available to the industry or public or rights obtained pursuant to licenses associated with software and other Intellectual Property generally made available for purchase or use by the industry or the public) and accurately identifies, where applicable, the following for each item applicable to such registered Intellectual Property: the filing date, issue date, classification of invention or goods or services covered, country of origin, licensor, license date, licensed subject matter, territorial limitations and the degree of exclusivity of use.

          (a) Schedule 3.21(a) attached hereto sets forth a complete and accurate list, showing in each case, where applicable, the registered owner, title (in the case of patents), mark, applicable jurisdiction, application number, registration number and date of filing or registration (if any) of all
(i) patents, (ii) trademarks, trade names, service marks and assumed or fictitious names currently or previously used by the Company during the past three (3) years, (iii) material internet domain names currently or previously used by the Company during the past three (3) years, (iv) registered or claimed copyrights, and (v) material software (excluding software and other Intellectual Property generally made available for purchase or use by the industry or the public), in each case which are owned by the Company.

          (b) Schedule 3.21(b) attached hereto sets forth a complete and accurate list and description of all material Contracts pursuant to which the Company uses or grants others the right to use any Intellectual Property, including software of the Company (excluding non-proprietary information, know-how or processes otherwise available to the industry or public or rights obtained pursuant to licenses associated with software and other Intellectual Property generally made available for purchase or use by the industry or the public).

          (c) The Company either owns or has the valid right to use all Intellectual Property (excluding non-proprietary information, know-how or processes otherwise available to the industry or public or rights obtained pursuant to licenses associated with software and other Intellectual Property generally made available for purchase or use by the industry or the public) currently used in connection with the Business.

          (d)   All of the registrations or applications set forth in
Schedule 3.21(a) attached hereto are valid and subsisting, in full force and effect, and have not expired or been canceled or abandoned; and there is no pending or, to the Company's Knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the Intellectual Property described in Schedule 3.21(a) attached hereto.

          (e) The licenses or sublicenses granted by the Company to Third Parties, and the terms and conditions of any licenses or sublicenses granted to the Company by Third Parties, in each case as described in Schedule 3.21(b) attached hereto, are valid and binding obligations of the Company, enforceable in accordance with its terms against the Company, except as enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting creditors rights, and, to the Company's Knowledge, against each other Party thereto, in accordance with its respective terms. There currently exists no event or condition which will result in a material violation or breach of, or constitutes (with or without due notice or lapse of time or both) a default by, the Company under any such agreement.

          (f) To the Company's Knowledge, the manufacture, advertising, sale or use of any products manufactured or sold by the Company did not and does not infringe (nor has any claim been made that any such action infringes) the intellectual property rights of any Third Party, and the Company has not received any notice of a Third Party claim or suit, (i) alleging that the Company's activities or the conduct of the business of the Company infringes or constitutes the unauthorized use of the intellectual property rights of any third party, or (ii) challenging the ownership, use, validity or enforceability of any of the Intellectual Property.

          (g) To the Knowledge of the Company, no Person (other than the Company) is infringing on the Intellectual Property (excluding non-proprietary information, know-how or processes otherwise available to the industry or public or rights obtained pursuant to licenses associated with software and other Intellectual Property generally made available for purchase or use by the industry or the public) or upon the rights of the Company therein.

          (h) The Company owns or has the right to use all intellectual property set forth in Schedule 3.21(a) attached hereto and in Schedule 3.21(b) attached hereto.

3.22 Insurance. The Company has at all times since December 31, 2004, maintained insurance as required by Law to conduct the Business as presently conducted or under any agreement to which the Company is or has been a party.
Schedule 3.22 attached hereto sets forth all policies of insurance maintained by the Company, together with the amount of coverage for each policy, and indicates which of such insurance policies are claims-made policies and which of such policies are occurrence-based policies. All of such insurance policies are in full force and effect (with respect to the applicable coverage periods), and the Company is not in default with respect to any of its respective obligations under any of such insurance policies.

3.23   Employees, Officers, Directors and Consultants.

          (a) Schedule 3.23(a) attached hereto contains a complete and accurate list of the following information for each director, officer and employee of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since December 31, 2004, and vacation accrued.

          (b) Schedule 3.23(b) attached hereto is a list of: (i) all current paid consultants to the Company, and (ii) all retirees and terminated employees of the Company for whom the Company has any benefits responsibility or other continuing or contingent Liability, together, with the current rate of compensation, fees and benefits (if any) payable to each such Person and any incentive or bonus payments.

          (c) Except as set forth on Schedule 3.23(c) attached hereto, the Company is not indebted to any Seller, nor any director, officer, employee or agent of the Company, except for amounts due as normal salaries, wages, fees, employee benefits, and bonuses and in reimbursement of ordinary expenses on a current basis not in excess of $1,000 in each single instance, or $10,000 in the aggregate.

          (d) No officer, director, employee or consultant of the Company is indebted to the Company for any amount in excess of $1,000 in each single instance and $10,000 in the aggregate, other than for advances for ordinary business expenses on a basis consistent with past practices.

          (e) All payments to agents, consultants and others made by the Company have been in payment of bona fide fees and commissions and not as bribes, kickbacks or as otherwise illegal payments, including, without limitation, any payment in violation of the Foreign Corrupt Practices Act (15 U.S.C. 78dd, et seq.). All such payments have been made directly to or for the account of the parties providing the goods or services for which such payments were made, and no such payment has been paid in a manner intended to avoid currency controls or any Party's Tax reporting or payment obligations. The Company has properly and accurately reflected on its books and records:
(i) all compensation paid to and perquisites provided to or on behalf of its agents and employees; and (ii) all compensation and perquisites that are due and payable to such persons, but which have not been paid or provided as of the Closing Date. Such compensation and perquisites have been properly and accurately reflected in the Financial Statements, records and government filings of the Company, to the extent required by Law.

          (f) Except as set forth on Schedule 3.23(f) attached hereto, no former or current employee or current or former officer or director of the Company is a party to, or is otherwise bound by, any agreement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or officer or director and any other Person that in any way adversely affected, affects, or will affect (i) the performance of his or her duties as an employee or officer or director of the Company, or (ii) the ability of the Company to conduct the Business, which agreement cannot be terminated without further Liability on thirty (30) days notice by the Company. Prior to the Closing, the Company shall have provided to the Buyer the executed copies of any agreement set forth on Schedule 3.23(f) attached hereto.

3.24 Bank Accounts of the Company. Set forth on Schedule 3.24 attached hereto, is a list of the locations and numbers of all bank accounts, investment accounts and safe deposit boxes maintained by or on behalf of the Company, together with the names of all persons who are authorized signatories or have access thereto or control thereunder. The Company is not a party to any lock-box or other similar arrangement, and all funds received by the Company in the Ordinary Course are entitled to be, and are, deposited in its operating account(s) identified on said Schedule 3.24 attached hereto.

3.25   Labor Matters.

          (a) The Company is not a party to or bound by any collective bargaining, works council, union representation or similar agreement;

          (b) There is no controversy existing, pending or, to the Company's Knowledge, threatened with any association or union or collective bargaining representative of the employees of the Company;

          (c) There is no charge or complaint relating to unfair labor practices pending against the Company, nor is there any labor strike, work stoppage, material grievance or other labor dispute pending or, to the Company's Knowledge, threatened against the Company;

          (d) To the Company's Knowledge, the Company is not and has not engaged in any unfair labor practice and there is no pending or threatened claim, investigation or other proceeding before any tribunal (including, without limitation, the National Labor Relations Board, the Equal Employment Opportunity Commission), and all state, local, foreign or other similar agencies responsible for the enforcement of labor or employment laws;

          (e) There is no labor strike, dispute, slowdown, or stoppage pending or, to the Company's Knowledge, threatened against the Company;

          (f) To the Company's Knowledge, no current or former employee of the Company has any claim against the Company on account of or for (i) overtime pay, other than overtime pay for the current payroll period and which the Company agrees is payable, (ii) wages or salary (excluding current bonus accruals and amounts accruing under pension and profit sharing plans) for any period other than the current payroll period and which the Company agrees is payable, (iii) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year and which the Company agrees is payable, or (iv) any violation of any Law relating to minimum wages or maximum hours of work;

          (g) No claim has been made against the Company that remains outstanding for breach of any contract of employment or for services or for severance or redundancy payments or protective awards or for compensation for unfair dismissal or for failure to comply with any Law with regard to employment rights or in relation to any alleged sex or race discrimination or for any other Liability accruing from the termination or variation of any contract of employment or for services, nor is Seller aware that any such claim has been threatened or is pending;

          (h) There is no contract of service in force between the Company and any of its directors, officers or employees which is not terminable by the Company without compensation or other consideration on less than three months' notice given at any time or which provides for compensation or other consideration specifically in connection with the transactions contemplated by this Agreement; and

          (i) The Company is not a party to (i) any outstanding employment, consulting or management Contracts with any Person that are not terminable at will, or that provide for the non-discretionary payment of any bonus or commission, or (ii) any Contract, policy, guideline or practice that does or would require it to pay termination or severance pay to salaried, non-exempt or hourly employees (other than as required by applicable Law).

3.26 Employee Benefit Matters. Except as set forth in Schedule 3.26 attached hereto, the Company has no Plan, whether or not subject to ERISA, which the Company or its ERISA Affiliates maintains, or to which the Company or its ERISA Affiliates contributes, or has any obligation to contribute.

3.27 Product and Service Warranties. Set forth in Schedule 3.27 attached hereto, are the standard forms of product and service warranties and guarantees used by the Company and copies of all other outstanding product and service warranties and guarantees. No oral product or service warranties or guaranties have been authorized or made containing terms less favorable to the Company than the terms of the forms of product and service warranties and guarantees set forth in Schedule 3.27 attached hereto. Since December 31, 2004, no product or service warranty or similar claims have been made against the Company except routine claims as to which losses and expenses in respect of such service costs and repair or replacement of merchandise do not and will not exceed the amount of the reserve for warranties on the Closing Balance Sheet, or, if no such reserve exists, $50,000 in the aggregate.

3.28 Product Liability Claims. The Company has not received any written notice or information relating to any claim or allegation of personal injury, death, or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with or involving any service provided or any product designed, manufactured, serviced, produced, modified, distributed or sold by or on behalf of the Company, resulting from an alleged defect in design, manufacture, materials or workmanship, performance, or any alleged failure to warn, or from any alleged breach of implied warranties or representations, or any alleged noncompliance with any applicable Laws pertaining to products liability matters, other than notices or claims that have been settled or resolved.

3.29   Books and Records and Financial Controls.

          (a) True, correct and complete copies of the books of account, stock record books, minute books, bank accounts, and other corporate records solely relating to the Company (where necessary, redacted to exclude information not solely related to the Company) have been made available to Buyer and such books and records have been maintained in accordance with good business practices consistently applied. The minute book of the Company contains accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and any special committees of the Board of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or special committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

          (b) The Company uses reasonable efforts to establish proper and adequate internal accounting controls which provide reasonable assurance that
(i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company's assets; (iii) access to the Company's assets is permitted only in accordance with management's authorization; (iv) the reporting of the Company's assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

3.30 Customers and Suppliers. Schedule 3.30 attached hereto sets forth a complete and correct list of (a) the ten (10) largest suppliers by dollar volume of the Company and the aggregate dollar volume of purchases by the Company from such suppliers during the immediately preceding twelve (12) months; (b) the top ten (10) customers of the Company by dollar volume of purchase during the immediately preceding twelve (12) months; and (c) any provider of goods or services material to the Business as currently being conducted, as to which such provider is the sole source of such good or service, or where the loss of such supplier would result in a Material Adverse Effect, if any. To the Company's Knowledge, the Company has not received any notice or indication that any of the persons listed on Schedule 3.30 attached hereto will (i) cease doing business with the Company, or (ii) materially reduce the volume of such business which such person did during the immediately preceding twelve (12) months.

3.31 Propriety of Past Payments. Except as set forth in Schedule 3.31 attached hereto, no finder's fee or other payment has been, or will be, made by or on behalf of the Company in respect of, or in connection with, any commitment to any person, firm, corporation or other entity which is not a party to such Contract or commitment. No funds or assets of the Company have been used for illegal purposes; no unrecorded funds or assets of the Company have been established for any purpose; no accumulation or use of the Company's corporate funds or assets has been made without being properly accounted for in the respective books and records of the Company; all payments by or on behalf of the Company have been duly and properly recorded and accounted for in its books and records; no false or artificial entry has been made in the books and records of the Company for any reason; no payment has been made by or on behalf of the Company with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment; and the Company has not made, directly or indirectly, any illegal contributions to any political party or candidate, either domestic or foreign; provided, however, that the breach of any of the foregoing representations and warranties shall not give rise to indemnity under Article IX unless such breach causes any Material Adverse Effect upon the Business.

3.32 Change in Ownership. To the Company's Knowledge, neither the acquisition of the Company Shares by the Buyer, nor the consummation of the transactions contemplated by this Agreement, will cause any Material Adverse Effect upon the Business, operations or financial condition of the Company.

3.33 Guarantees. The Company is not a guarantor, indemnitor, surety or accommodation party or, to the Company's Knowledge, otherwise liable for any indebtedness of any other Person, firm or corporation except as endorser of checks received and deposited in the Ordinary Course.

3.34 Accuracy of Information. None of the representations, warranties or statements of the Company contained in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements in this Agreement or in any Schedule or Exhibit attached hereto not misleading.


                            ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Company and each Seller that, as of the date of this Agreement and the Closing, the statements contained in this
Article 4 are true and correct except for events, transactions or occurrences contemplated or required by this Agreement, or set forth on any Schedule attached hereto.

4.1   Corporate Existence and Power.

          (a) The Buyer is a corporation, validly existing and in good standing under the laws of the State of Nevada.

          (b) The Buyer has all requisite corporate power and authority to own and use its assets and to transact the business in which it is engaged, and holds all franchises, licenses and permits required therefor. Buyer is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such license or qualification is required except for jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

          (c) Buyer has the corporate power, authority and capacity to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

          (d) Buyer is not a party to, subject to or bound by any Contract, Law or Order which would (i) be breached or violated or its obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) by the execution or delivery by Buyer of this Agreement or the performance by Buyer of the transactions contemplated by this Agreement, or (ii) prevent the carrying out of the transactions contemplated hereby. Except as otherwise provided for herein, no waiver or consent of any third Person is required for the execution of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

4.2 Valid and Enforceable Agreement; Authorization. This Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of Buyer.

4.3 Brokers, Finders. No finder, broker, agent, or other intermediary, acting on behalf of Buyer, is entitled to a commission, fee, or other compensation or Liability in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

4.4 Solvency. As of the date hereof and the Closing, and the Effective Time (both before and after giving effect to the transactions contemplated by this Agreement), Buyer: (a) is and shall be solvent; (b) can and shall be able to meet its Liabilities as they become due (including the obligations contained in this Agreement); and (c) has or will have sufficient funds or binding credit arrangements available to it to meet and pay its Liabilities under this Agreement to which it is a party.

4.5 Litigation. There is no Action pending or, to Buyer's knowledge, threatened, anticipated or contemplated, against Buyer, involving buyer's Business, or involving any of Buyer's properties, assets, rights or capital stock, or any of its directors, officers, agents, or other personnel in their capacity as such, including without limitation any Action challenging, enjoining, or preventing this Agreement, or the consummation of the transactions contemplated hereby.

4.6 Investment Intent. Buyer is acquiring the Company Shares from SHC for its own account for investment and not with a view to the sale or distribution thereof.

4.7 Accuracy of Information. None of the representations, warranties or statements of Buyer contained in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements in this Agreement or in any or Exhibit attached hereto not misleading.


                            ARTICLE 5

          REPRESENTATIONS AND WARRANTIES OF SHC AND ROWE

Rowe hereby represents and warrants to the Buyer that, as of the date of this Agreement and the Closing, the statements contained in this Article 5 are true and correct except for events, transactions or occurrences contemplated or required by this Agreement, or set forth on any Schedule attached hereto:

5.1 Authorization. SHC is a nonprofit public benefit corporation formed under the laws of the State of California. SHC and Rowe each have full power and capacity (or authority, as the case may be) to enter into, execute and perform this Agreement, which Agreement, once executed by SHC and Rowe, shall be the valid and binding obligation thereof, enforceable against them by any court of competent jurisdiction in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting creditors rights. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of SHC and Rowe.

5.2   No Violation.   Neither SHC nor Rowe is bound by or subject to any
contract, agreement, law, court order or judgment, administrative ruling, regulation or any other item which prohibits or restricts them from entering into and performing this Agreement in accordance with its terms, or requiring the consent of any Third Party prior to the entry into or performance of this Agreement in accordance with its terms by them.

5.3 Title to the Company Shares. Schedule 2.1 attached hereto correctly sets forth next to SHC's name and information the number of Company Shares owned by SHC of record and beneficially, which Company Shares constitute the only securities of the Company issued to SHC except as otherwise set forth on said Schedule 2.1 attached hereto. SHC has valid and marketable title in and to the Company Shares identified as belonging thereto. Upon purchase of the Company Shares, and delivery to Buyer thereof in accordance with the terms of this Agreement, the Company Shares shall be transferred at Closing free and clear of all Liens.

5.4 Independent Representation. Each Seller has been advised to consult with his or its own attorney regarding legal matters concerning the purchase and sale of the Company Shares, and with a tax advisor regarding the tax consequences thereof.

5.5 Accuracy of Information. None of the representations, warranties or statements of Company and Seller contained in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements in this Agreement or in any Schedule or Exhibit attached hereto not misleading.

5.6 IRS Inquiry Regarding Marilyn Cole. Following the Closing, and without regard to Section 9.6 hereof, Rowe shall represent the Company, with counsel of his own choosing, in connection with the IRS inquiry related to Marilyn Cole's status as disclosed on Schedule 3.7 attached hereto to its final resolution. Rowe shall be responsible for any and all attorneys' fees, costs, and taxes (inclusive of penalty and interest), if any, incurred or assessed in connection with a final resolution of Marilyn Cole's status.


                            ARTICLE 6

               ADDITIONAL COVENANTS OF THE PARTIES

6.1 Confidentiality. Each party acknowledges that, during the course of due diligence, such party has and will become aware of confidential information and documents of the other party, and that its use of such confidential information and documents, or communication of such information to third parties, could be detrimental to the other party. Each party covenants that prior to Closing all information and documents concerning the other party reviewed by it or its representatives in connection with this Agreement or the transactions contemplated hereby (collectively, "Confidential Information") shall be maintained in confidence and shall not be disclosed or used by it or its representatives without the other party's prior written consent, unless the covenanting party clearly demonstrates that such information is (a) publicly available by no act or omission of the covenanting party or otherwise not in violation of any confidentiality or other agreement (including the confidentiality provisions or applicable law), (b) in the party's possession through disclosure by a third party by no act or omission of the covenanting party or in violation of any confidentiality or other agreement (including the confidentiality provisions or applicable Law, or (c) required to be disclosed pursuant to Law, but only after the exhaustion of all protective remedies, or pursuant to Order. In the event that the party or any of its representatives becomes legally compelled to disclose any such information or documents as referred to in this Section 6.1, the party shall, provide the other party with prompt written notice before such disclosure to allow the other party reasonable time to (i) either seek a protective order, at the other party's expense, (ii) seek another appropriate remedy preventing or prohibiting such disclosure, or (iii) waive compliance with the provisions of this Section 6.1. With respect to information and documents related to the other party, at the other party's request, in the event that the Closing shall not occur, or as soon as practicable following termination of this Agreement, (a) the party shall, and shall cause its representatives to, promptly destroy all information and documents concerning the other party (including any copies thereof or extracts therefrom); and (b) an officer of the party shall certify to the other party such destruction.

6.2 Public Disclosures. Each Seller and the Company understand that the Buyer may become a publicly-listed corporation, and that the disclosure of information concerning the Buyer and its business affairs and financial condition is strictly regulated by the US Securities and Exchange Commission and other legal and administrative bodies. Accordingly, each Seller hereby agrees to take reasonable measures not to make or disseminate any public statement, press release or other disclosure concerning this Agreement, any Schedule or Exhibit attached hereto, or the several transactions and relationships contemplated hereby and thereby, without the prior, written consent of the Buyer (which consent may be given or withheld in its sole discretion).

6.3 Due Diligence Review. The Parties understand and acknowledge that each party's obligations to consummate the transactions contemplated by this Agreement are contingent upon, among other things, the completion, to each such parties' reasonable satisfaction, of a comprehensive due diligence review
(i) of the Company (including, without limitation, a review of the financial books and records of the Company), to be conducted by or on behalf of the Buyer by it or its designated representatives, and (ii) of the Buyer to be conducted by or on behalf of the Sellers or their designated representatives. To that end, each party shall permit the other, its agents and representatives, reasonable access to the books, records, files, assets and other items belonging to such party for purposes of completing the due diligence review referenced above, as well as access to the management of such party for such purpose, all during reasonable hours and with reasonable notice in advance.

6.4 Further Assurances; Cooperation. From and after the Closing, the Parties shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby. On or after the Closing Date, the parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, including contract assignments, and doing any and all such other things as may be reasonably required by the Parties or its counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

6.5 State Financial Corporation Lien. The Buyer agrees that it will take all actions required and necessary to remove the State Financial Corporation ("SFC") Lien (set forth on Schedule 1.1.43 attached hereto) against the Company and Rowe within sixty (60) days following the Closing, and such actions shall include, but not be limited to, securing the release of the guaranty of Rowe in favor of SFC and the payment of the early termination penalty provided for in the documents evidencing the Liabilities of the Company to SFC.



                            ARTICLE 7

           CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligation of the Buyer to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by Buyer:

7.1 Accuracy of Representations and Warranties and Performance of Obligations. All representations and warranties made by the Company and each Seller in or pursuant to this Agreement shall be true and correct in all material respects, and the Company and each Seller shall have performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement on its part required to be performed or complied with at or prior to the Closing. The Company shall deliver to Buyer at the Closing a Certificate, signed by the President of the Company, certifying that the conditions stated in this Article 7 respecting the Company have been fulfilled.

7.2 Consents and Approvals. The parties shall have received all consents and approvals, and gave such notices, as may be required for the Company and each Seller to enter into, execute and perform such agreements in accordance with their respective terms (a) by any federal, state, or other governmental authority or regulatory body; (b) under any contract whereby, pursuant to the terms of such contract the consent of such party is required, whether or not such party has waived such right; and (c) under any order, judgment or decree of any court or governmental agency, and all such consents and approvals shall be in full force and effect. All necessary filings with Government authorities or any other third parties shall have been made. All licenses, permits, agreements and other items material to the conduct of the Company's business, as currently being conducted by the Company, shall continue in full force and effect following the change in control of the Company, and that any notice required to be given, or consent required to be obtained, in advance of the Closing shall have been given or obtained, as applicable, prior to the date thereof.

7.3 No Litigation or Contrary Judgment. On the Closing Date there shall exist no valid Order, statute, rule, regulation, executive order, stay, decree, judgment or injunction which prohibits or prevents the consummation of the transactions contemplated by this Agreement that has not been vacated, dismissed or withdrawn by the Effective Time.

7.4 No Material Adverse Effect. There shall not have occurred, and/or be continuing at Closing, any event that has had or reasonably would be expected to have a Material Adverse Effect.

7.5 Management of Company. The Company shall have maintained at the Closing management in place capable of conducting the business of the Company as currently being conducted and, subject to the entry of the Company into the Employment Agreements, such management shall be available to continue in such positions following the Closing if requested to do so by the Buyer (provided that no obligation exists on the part of the Buyer to maintain any prior employment or other business relationship of the Company following the Closing, except as expressly required by the terms of this Agreement).

7.6 Deliveries of the Company and the Sellers at Closing. At Closing, the Sellers and the Company shall, as indicated below, deliver or cause to be made available to the Buyer the following original completed documents, dated as of the Closing Date (unless otherwise noted below), executed by the persons who are parties thereto, as applicable:

          (a) originally-executed copies of this Agreement, signed by the President of the Company and attested to by the Secretary of the Company, and containing the signatures of Sellers representing one hundred percent (100%) of the totals issued and outstanding common stock of the Company on a fully-diluted basis;

          (b) executed originals of the Employment Agreements, signed by both an authorized executive officer of the Company and the consultant or employee thereunder;

          (c) certificates (or a duly signed and notarized Affidavit of Lost Stock Certificate) representing all of the Company Shares, free and clear of all Liens (other than restrictions solely evidencing the restricted nature of such Shares pursuant to applicable state and federal securities laws) duly endorsed to Buyer or in blank or accompanied by duly executed stock powers;

          (d) the written resignation of each member of the Board of Directors, and each executive officer of the Company, effective as of the Effective Time;
(e) all required consents and approvals from Governments and third parties under Material Contracts;

          (f)   the written release of all Liens (other than Permitted
Liens) relating to the assets of the Company and the Company Shares, executed by the holder of or parties to each such Lien, which releases shall be reasonably satisfactory in substance and form to Buyer and its counsel;

          (g) a Certificate, signed by the Secretary of the Company, attaching thereto, and certifying as true and correct, (i) copies of resolutions duly passed by the Board of Directors of the Company approving the entry of Company into this Agreement, and authorizing the Company to perform all of its obligations thereunder; (ii) the Articles of Incorporation of the Company, including all amendments thereto, and (iii) the Bylaws of the Company, including all amendments thereto;

          (h) a certificate of good standing of the Company, dated within twenty-five (25) Business Days of the Closing Date, from the California Secretary of State (and of the Secretary of State of each State in which the Company is qualified or licensed as a foreign corporation);

          (i) all share transfer books, minute books and other corporate records of the Company;

          (j) the certificate required of the Company's President, pursuant to Section 7.1 of this Agreement;

          (k) canceled certificates, agreements and/or other evidence of the redemption or other payment by the Company in respect of all previously issued and outstanding securities of the Company other than the Company Shares, including all options and warrants; and

          (l) such other customary documents, instruments or certificates as shall be reasonably requested by Buyer and as shall be consistent with the terms of this Agreement.


                            ARTICLE 8

        CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

Subject to Section 8.5 hereof, the obligations of the Company and the Sellers to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by a majority in interest of the Sellers at or prior to the Closing:

8.1 Accuracy of Representations and Warranties and Performance of Obligations. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects, except for those representations and warranties that are qualified as to materiality which shall be true and correct in all respects, on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty by its terms relates to an earlier date, and Buyer shall have performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement on its part required to be performed or complied with at or prior to the Closing. Buyer shall deliver to Seller at the Closing a certificate of the President of Buyer certifying that the conditions stated in this Section 8.1 have been fulfilled.

8.2 Consents and Approvals. All required filings with Government authorities or any other third parties shall have been made and any necessary authorizations, consents or approvals required from such authorities or third parties shall have been obtained and shall be in full force and effect.

8.3 No Litigation or Contrary Judgment. On the Closing Date there shall exist no valid Order, statute, rule regulation, executive order, stay decree, judgment or injunction which prohibits or prevents the consummation of the transactions contemplated by this Agreement that has not been vacated, dismissed or withdrawn by the Effective Time.

8.4 Deliveries of Buyer at Closing. At Closing, the Buyer shall, as indicated below, deliver or cause to be made available to Buyer the following original completed documents, dated as of the Closing Date (unless otherwise noted below), executed by the persons who are parties thereto, as applicable:

          (a) originally-executed copies of this Agreement, signed by the President of Buyer and attested to by the Secretary of the Buyer;

          (b) executed originals of the Employment Agreements, signed by both an authorized executive officer of the Company and the consultant or employee thereunder;

          (c) all required consents and approvals from Governments and third parties;

          (d) a Certificate, signed by the Secretary of the Buyer, attaching thereto, and certifying as true and correct, (i) copies of resolutions duly passed by the Board of Directors of Buyer approving the entry of the Buyer into this Agreement, and authorizing the Buyer to perform all of its obligations thereunder; (ii) the Articles of Incorporation of the Buyer, including all amendments thereto, and (iii) the Bylaws of the Buyer, including all amendments thereto;

          (e) a certificate of good standing of the Buyer, dated within twenty-five (25) Business Days of the Closing Date, from the Nevada Secretary of State;

          (f) the certificate required of the Buyer's President, pursuant to Section 8.1 of this Agreement;

          (g) the Note duly executed by the President and Secretary of the Buyer;

          (h) the Pledge Agreement duly executed by the President and Secretary of the Buyer; and

          (i) such other customary documents, instruments or certificates as shall be reasonably requested by Buyer and as shall be consistent with the terms of this Agreement

8.5 Cash Payment. It is understood and agreed that, if the conditions precedent set forth in Sections 8.1 through 8.4, inclusive, of this Article 8 shall have been satisfied by the Buyer or waived by the Sellers, the Parties shall execute this Agreement for the sole and limited purpose of the Buyer obtaining the Cash Payment and, notwithstanding any other provision in this Agreement, the Closing shall be deemed to take place and this Agreement shall be effective only at such time when the Buyer delivers the Cash Payment to the Sellers.


                            ARTICLE 9

                    SURVIVAL; INDEMNIFICATION

9.1 Survival of Representations and Warranties. All of the representations and warranties made by any party in this Agreement, or any certificates or documents delivered hereunder shall survive the Closing Date and consummation of the transaction contemplated hereby and will continue for a period of one
(1) year following the Closing Date, at which time they shall expire unless and to the extent a notice of claim is made prior to such expiration with respect to any breach of such representation or warranty occurring prior to such expiration and set out in such notice of claim; provided, however, that
(a) the representations and warranties concerning Taxes, Employee Benefit Matters, and Product Liability Claims shall survive the Closing Date until the expiration of the applicable statutes of limitation, and (b) the representations and warranties concerning Environmental Matters shall survive the Closing Date for a period of two (2) years following the Closing Date. No Indemnified Person shall be entitled to indemnification for breach of any representation and warranty unless a notice of claim of such breach has been given to the Indemnifying Party within the period of survival of such representation and warranty as set forth herein.

9.2 No Special Damages. Notwithstanding anything to the contrary contained herein, no party shall be liable to or otherwise responsible to any other party hereto, or any Affiliate of any other party, for consequential, incidental, punitive or special damages or for diminution in value or lost profits that arise out of or relate to this Agreement or the performance or breach hereof or any Liability retained or assumed hereunder.

9.3 Indemnification By Rowe. From and after the Closing, Rowe shall indemnify, defend and hold harmless the Buyer and its respective Affiliates, directors, officers, employees and agents, each in their capacities as such (the "Buyer Indemnified Parties"), from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Buyer Indemnified Parties, whether in respect of third party claims, claims among the parties, or otherwise, directly or indirectly relating to, arising out or resulting from (i) of breach or inaccuracy of any representation or warranty made by SHC and Rowe in Article 5 for the period such representation or warranty survives and (ii) any breach of or failure by SHC or Rowe to perform any covenant, agreement or obligation of SHC and Rowe in this Agreement.

9.4 Indemnification By Buyer. From and after the time when the Parties shall have executed this Agreement for purposes of Section 8.5 hereof, the Buyer shall indemnify, defend and hold harmless each Seller and each Seller's respective Affiliates, directors, officers, employees and agents, each in their capacities as such (the "Seller Indemnified Parties") from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, whether in respect of third party claims, claims among the parties, or otherwise, directly or indirectly relating to, arising out of or resulting from (i) any breach or inaccuracy of any representation or warranty contained in Article 4 for the period such representation or warranty survives, (ii) any breach of or failure by the Buyer to perform any covenant, agreement or obligation of the Buyer in this Agreement, under the Note, or in the Pledge Agreement, including any such breach or failure under this Section 9.4, and (iii) the use by the Company of the premises 11751 Davis Street, Moreno Valley, California 92557 from and after the Closing.

9.5 Claim Notice. An Indemnified Person shall provide the Indemnifying Party a reasonably detailed written notice of any claims that it may have pursuant to this Article 9 (a "Claim Notice"), and in the event that there be asserted against any Indemnified Person any written claim or demand for which an Indemnifying Party may be obligated to indemnify any Indemnified Person hereunder (a "Third Party Claim"), the Indemnified Person shall provide to the Indemnifying Party a Claim Notice with respect thereto within five (5 business days after notice of such Third Party Claim. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Person, except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced thereby.

9.6 Third Party Claims. With respect to each Third Party Claim that is the subject of a Claim Notice:

          (a) The Indemnifying Party shall be entitled, to the extent permitted by applicable Law, to assume and control the defense of such Third Party Claim with counsel approved by the Indemnified Person (which approval may not unreasonably be withheld, delayed or conditioned). If the Indemnifying Party elects to assume and control such defense, it shall be conclusively established that the Indemnifying Party is obligated (subject to the other provisions of this Article 9) to indemnify and reimburse the Indemnified Person in respect of the matters described in the Claim Notice. Notwithstanding the foregoing, if (i) the Indemnified Person shall have reasonably concluded that there is a reasonable probability that the Third Party Claim may materially and adversely affect it or its Affiliates other than as a result of monetary damages for which the Indemnified Person would be entitled to indemnification or reimbursement under this Article 9, or (ii) the actual or potential defendants in, or targets of, such Third Party Claim include both the Indemnifying Party and the Indemnified Person, and the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party, then, in either such case, the Indemnifying Party shall not have the right to assume or control such defense.

          (b) After the Indemnifying Party duly assumes the defense of such Third Party Claim:

               (i) The Indemnified Person shall have the right to, but shall not be obligated to, employ separate counsel and to participate in the defense of such Third Party Claim. The Indemnifying Party shall reimburse the Indemnified Person for the reasonable fees and disbursements of such separate counsel as incurred, if: (A) the actual or potential defendants in, or targets of, such Third Party Claim include both the Indemnifying Party and the Indemnified Person, and the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party, (B) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable time after electing to assume the defense of the Third Party Claim, or (C) the Indemnifying Party shall authorize the Indemnified Person to employ separate counsel at the Indemnifying Party's expense.

               (ii) The Indemnified Person shall cooperate in all reasonable respects with the Indemnifying Party in connection with such defense and all costs and expenses incurred by the Indemnified Person in connection therewith shall be a liability of, and shall be paid by, the Indemnifying Party as incurred.

               (iii) The Indemnifying Party shall not settle, compromise, admit liability or consent to the entry of judgment in connection with such Third Party Claim, nor shall it offer to do so, in any such case without the Indemnified Person's written consent, unless (A) no finding or admission of any violation of Law or any violation of the rights of any Party can be made as the result of such action and such action will have no effect on other claims that have been made or are reasonably likely to be made against the Indemnified Person, and (B) the sole relief (if any) provided is monetary damages that are reimbursed in full by the Indemnifying Party.

               (iv) The Indemnifying Party shall have no liability with respect to any compromise, settlement or discharge of the Third Party Claim effected without its written consent (which consent may not unreasonably be withheld, delayed or conditioned).

          (c) If the Indemnifying Party has not provided written notice to the Indemnified Person of its election to assume and control the defense of such Third Party Claim within 15 days following its receipt of the Claim Notice, then (i) the Indemnifying Party shall be bound by any action taken, or any compromise or settlement effected by the Indemnified Person prior to the assumption of such defense by the Indemnifying Party, and (ii) to the extent that such Third Party Claim is subject to indemnification or reimbursement under this Article 9, all costs and expenses incurred by the Indemnified Person in defending the Third Party Claim (including but not limited to legal, accounting and other professional fees and disbursements, removal costs, remediation costs, closure costs and expenses of investigation, preparation, defense and ongoing monitoring) shall be a liability of, and shall be paid by, the Indemnifying Party as incurred. If the Indemnifying Party has not provided such notice within 60 days following its receipt of the Claim Notice, the Indemnifying Party shall thereafter have no right to assume or control such defense.

          (d) The Indemnified Person and the Indemnifying Party shall keep each other fully informed concerning the status of such Third Party Claim and any related proceedings at all stages thereof, and shall render to each other such assistance as they may reasonably require of each other and shall cooperate with each other in good faith in order to ensure the proper and adequate defense of such Third Party Claim.

          (e) The Indemnified Person and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law and rules of procedure), and to cause all communications among employees, counsel and other representatives of the Indemnified Person and the Indemnifying Party to be made so as to preserve any applicable attorney-client or work-product privileges.

          (f) Each Party hereby consents to the non-exclusive jurisdiction of any court in which a Third Party Claim is brought for purposes of any claim for indemnification or reimbursement with respect to such Third Party Claim or the matters alleged therein, and agrees that process may be served on such Party with respect to any such claim anywhere in the world.

9.7 Mitigation. Each Indemnified Person shall use its commercially reasonable efforts to mitigate any indemnifiable Loss. In the event any Indemnified Person fails to so mitigate an indemnifiable Loss, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Person made such efforts.

9.8   Limitations.

          (a) Notwithstanding any provision in this Agreement to the contrary with the exception of liabilities arising under Section 5.6, no claim for indemnification under this Article 9 may be made with respect to the breach of any representation or warranty: (i) after the date of the expiration of the survival of such representation or warranty as set forth in Section 9.1 of this Agreement; and (ii) relating to the "Consultant Contracts" listed on
Schedule 3.19 attached hereto.

          (b) Notwithstanding any provision of this Agreement to the contrary with the exception of liabilities arising under Section 5.6,: (i) Rowe shall not have any obligation to indemnify any other party that would otherwise be entitled to indemnification under this Article 9 unless the persons so entitled to indemnity thereunder have suffered Losses (excluding for this purpose only attorneys' fees, accounting fees and costs and expenses of investigations and the like) in an aggregate amount in excess of Seventy-Five Thousand Dollars ($75,000), and (ii) Rowe's aggregate liability under this Agreement shall in no event exceed Six Hundred Thousand Dollars ($600,000.00) ("Cap"); provided, however, that the Cap shall not apply to any Losses resulting from any intentional misrepresentation by any Seller in the Agreement or any intentional breach of the Agreement by any Seller.


                            ARTICLE 10

                     MISCELLANEOUS PROVISIONS

10.1 Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) by facsimile, receipt confirmed, (c) on the next Business Day when sent by overnight courier, or (d) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Buyer:
                         iTechExpress, Inc.
                         32545 Golden Lantern Street
                         Suite 201-B
                         Dana Point, CA  92629
                         Attn: David Walters, President

With a copy (which shall
not constitute notice) to:

                         August Law Group, P.C.
                         19200 Von Karman, Suite 500
                         Irvine, CA  92612
                         Attn: Kenneth S. August, Esq., President

If to the Company:
                         Drug Consultants, Inc.
                         11751 Davis Street
                         Moreno Valley , CA 92557
                         Attn: Carl Rowe, President


With a copy (which shall
not constitute notice) to:
                         Best Best & Krieger LLP
                         3750 University Avenue, Suite 400
                         Riverside, California 92501
                         Attn: Dwight M. Montgomery, Esq.


If to any Seller:
                         at SHC's address set forth on Schedule 2.1 attached hereto

With a copy (which shall
not constitute notice) to:
                         Best Best & Krieger LLP
                         3750 University Avenue, Suite 400
                         Riverside, California 92501
                         Attn: Dwight M. Montgomery, Esq.


10.2 Termination. This Agreement may be terminated at any time prior to the Effective Time only by (i) mutual written consent of the Buyer, the Company and a majority in interest of the Sellers, or (ii) the Sellers upon failure of the Buyer to deliver the Cash Payment as required hereunder. In the event of any termination of this Agreement as provided in this Section 10.2, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no Liability on the part of Buyer or Seller, except that the provisions of Sections 6.1 and 6.2 of this Agreement shall survive any termination of this Agreement pursuant to clause (i) of this Section 10.2 and that the provisions of Sections 6.1, 6.2, and 9.4 (without regard to Section 9.2) of this Agreement shall survive any termination of this Agreement pursuant to clause (ii) of this Section 10.2.

10.3 Entire Agreement. This Agreement and the Schedules and Exhibits hereto embody the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof, and supersede all oral or written, prior or contemporaneous, agreements and understandings relative to such subject matter.

10.4 Amendment and Modification. To the extent permitted by applicable Law, this Agreement shall be amended, modified or supplemented only by a written agreement signed by all of the Parties to this Agreement.

10.5 Assignment; Binding Agreement. This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties hereto and their respective successors, and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of law or otherwise), by the Parties hereto without the prior written consent of the other Parties, except that the Buyer may assign its rights hereunder to any subsidiary corporation formed for the purpose of accomplishing the acquisition contemplated by this Agreement.

10.6 Waiver of Compliance; Consents. Any failure of the Company and any Seller, on the one hand, or the Buyer, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Buyer, on the one hand, or the Company and a majority in interests of the Seller, on the other hand, and then only by a written instrument signed by the Party or Parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.6.

10.7 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

10.8 Counterparts, Facsimiles. This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

10.9 Severability. If any provision of this Agreement shall be determined to be contrary to Law and unenforceable by any court of Law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          (a) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to the performance and enforcement of contracts made within such state, without giving effect to the law of conflicts of laws applied thereby. In the event that any dispute shall occur between the parties arising out of or resulting from the construction, interpretation, enforcement or any other aspect of this Agreement, the Parties may bring an action in any Court of the State of California sitting within the County of Riverside. In the event either Party shall be forced to bring any legal action to protect or defend its rights hereunder, then the prevailing party in such proceeding shall be entitled to reimbursement from the non-prevailing party of all fees, costs and other expenses (including, without limitation, the reasonable expenses of its attorneys) in bringing or defending against such action.

10.10 No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any Person not a Party hereto, or any such Person's dependents or heirs, any right to any benefits hereunder, and no such Party shall be entitled to sue any Party to this Agreement with respect thereto.
The representations and warranties contained in this Agreement are made for purposes of this Agreement only and shall not be construed to confer any additional rights on the Parties under applicable state and federal securities laws.

10.11 Further Assurances. Each Party hereto shall execute and/or cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Effective Date) for the purpose of carrying out or evidencing any of the transactions contemplated herein.


     IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.


                 [signatures follow on next page]



"THE BUYER"

ITECHEXPRESS, INC.                       ATTEST:

       /s/ David Walter                      /s/ Keith Moore
By:    ______________________________    By:________________________
       David Walters                        Keith Moore
       President                            Secretary



"THE COMPANY"

DRUG CONSULTANTS, INC.                   ATTEST:

       /s/ Carl E. Rowe                      /s/ Margaret Luggar
By:    ______________________________    By:________________________
       Carl Rowe
       President                            Secretary



"SHC"

SENIOR HOSPITALITY CORPORATION           ATTEST:

       /s/ Carl E. Rowe                     /s/ Margaret Luggar
By:    ______________________________    By:________________________
       Carl Rowe
       President                            Secretary



"ROWE"

 /s/ Carl E. Rowe
______________________________
CARL E. ROWE